Exhibit 10.5

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and between VLC Enterprises, LLC, an Arizona limited liability company (“Seller”), and SST II Acquisitions, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (herein collectively called the “Property”):

(a) Land. That certain tract of land located at 4715 E. Baseline Road, Phoenix, Arizona 85042, containing approximately 9.546 acres, and being more particularly described on Exhibit “A” attached hereto and made a part hereof (herein, the “Land”).

(b) Easements. All easements, if any, benefiting the Land or the “Improvements” (as defined in Section 1.1(d) of this Agreement).

(c) Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller, if any, in and to adjacent streets, alleys or rights-of-way.

(d) Improvements. All improvements and related amenities in and on the Land, comprising approximately 84,240 net rentable square feet of storage space and 812 rental units, and being commonly known as “Baseline Self-Storage” (herein, the “Improvements”).

(e) Leases. Seller’s interest under (i) all written leases, occupancy agreements and rental agreements (collectively, the “Leases”) for rental units in the Property, including all tenant leasing files, together with all tenant security deposits held by Seller on the “Closing Date” (as defined in Section 6.1 of this Agreement), (ii) all cellular tower leases relating to the Property, if any, as more particularly described on Schedule “B” attached hereto and incorporated herein (the “Tower Leases”), and (iii) all billboard leases relating to the Property, if any, as more particularly described on Schedule “C” attached hereto and incorporated herein (the “Billboard Leases”).

(f) Tangible Personal Property. All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other items of personal property owned by Seller and located on or about the Land and the Improvements and used in connection with the business operated on the Land and Improvements (the “Tangible Personal Property”), including, without limitation, those items of personal property set forth on Exhibit “D” attached hereto, and further including all on-site moving trucks, if any, listed on Exhibit “D” attached hereto (herein collectively, the “Motor Vehicles”).

(g) Contracts. Seller’s interest (to the extent the same is assignable) under the “Contracts” (as defined below), other than the “Rejected Contracts” (as defined below).

(h) Intangible Property. All intangible property owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property, including, without limitation, (i) all transferable utility contracts, (ii) all transferable telephone exchange numbers, including the telephone numbers 480-702-0553, 480-702-0650 and 480-257-3293and the telecopy number , (iii) all plans and specifications, (iv) all licenses, permits, engineering plans and landscape plans, (v) all assignable warranties and guarantees relating to the Property or any part thereof, (vi) those items listed on Exhibit “G” attached hereto to the extent within Seller’s reasonable control, and (vi) all of Seller’s right, title and interest in and to the trade name “Baseline Self-Storage”, if any, to the extent previously used by Seller in the operation of the Property.

2.

PURCHASE PRICE

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Sixteen Million and 00/100 Dollars ($16,000.000.00), subject to prorations and adjustments as set forth in this Agreement, and shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to the “Escrow Agent” (as defined below) on the Closing Date in accordance with wire transfer instructions to be provided by the Escrow Agent.

3.

EARNEST MONEY

3.1 Earnest Money.

(A) Purchaser shall deliver to Commonwealth Land Title Company, 4100 Newport Place Drive, Suite 120, Newport Beach, CA 92660, Attn: Kelly Ralph (“Escrow Agent”), as agent for a national title underwriter acceptable to Purchaser (“Title Company”), within three (3) business days after the “Effective Date” (as defined below), an earnest money deposit (the “Initial Deposit”) in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00). In the event that Purchaser delivers the “Closing Notice” (as defined in Section 4.1.1 of this Agreement) to Seller, then within three (3) business days following the expiration of the “Approval Period” (as defined in Section 4.1.1 of this Agreement), Purchaser shall make an additional earnest money deposit (the “Additional Deposit”) with Escrow Agent in the amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00).

(B) The Initial Deposit, together with the Additional Deposit, if delivered hereunder, and together with all interest accrued thereon, are herein collectively called the “Earnest Money”. The Initial Deposit and the Additional Deposit, if made, shall be invested by the Escrow Agent in an FDIC-insured, interest-bearing account as Purchaser shall direct. If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied as a credit against the Purchase Price at Closing. If Purchaser timely terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser by Escrow Agent, and neither party hereto shall have any further rights or obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).

4.

CONDITIONS TO CLOSING

4.1 Seller’s Obligations. Seller shall deliver to Purchaser (at Seller’s expense) via Dropbox or other electronic data room, within three (3) days after the Effective Date, true, correct, complete and legible copies of all of the due diligence items listed on Schedule “A” attached hereto and incorporated herein with respect to the Property (collectively, the “Due Diligence Items”). Seller shall provide Purchaser with written notice at such time as Seller determines that all Due Diligence Items have been delivered to Purchaser (the “Due Diligence Delivery Notice”), but not later than three (3) days following the Effective Date. Within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, Purchaser shall confirm in writing to Seller, if such be the case, that all required Due Diligence Items have been received by Purchaser, in which event the date that Purchaser receives the Due Diligence Delivery Notice shall be deemed to be the “Due Diligence Receipt Date” (herein so called) for all purposes of this Agreement. In the event, however, that Purchaser determines that it has not been provided with all of the Due Diligence Items, then Purchaser shall provide Seller with written notice thereof (the “Missing Due Diligence Notice”), within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, enumerating with specificity in such notice which Due Diligence Items have not been provided by Seller (the “Missing Due Diligence Items”). Within two (2) business days following Seller’s receipt of the Missing Due Diligence Notice, Seller shall provide Purchaser with the Missing Due Diligence Items, together with written notice confirming such delivery (the “Missing Due Diligence Delivery Notice”). Within two (2) business days following Purchaser’s receipt of the Missing Due Diligence Delivery Notice, accompanied by all Missing Due Diligence Items, Purchaser shall confirm in writing to Seller that Purchaser has received all required Due Diligence Items, in which event the date that Purchaser receives the Missing Due Diligence Delivery Notice, accompanied by all Missing Due Diligence Items, shall be deemed to be the Due Diligence Receipt Date for all purposes of this Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Purchaser may request additional non-proprietary information, documentation or materials concerning the Property from Seller at any time after the Effective Date, and Seller agrees to use commercially reasonable efforts at no cost to Seller to provide such additional information, documentation or materials to Purchaser, at no cost or expense to Seller, provided it is within Seller’s possession or under its control, and further provided that the delivery or non-delivery of any such item shall in no manner extend the Approval Period. Notwithstanding the foregoing provisions of this Section 4.1, should Seller (i) fail to timely deliver the Due Diligence Delivery Notice to Purchaser, as required above, or (ii) fail to timely deliver the Missing Due Diligence Delivery Notice and/or the Missing Due Diligence Items to Purchaser, as required above, then Purchaser shall be entitled to terminate this Agreement upon written notice to Seller (the “Termination Notice”) within two (2) business days after the date by which the Due Diligence Delivery Notice or the Missing Due Diligence Notice and/or the Missing Due Diligence Items, as the case may be, was due, whereupon this Agreement automatically shall terminate, the Earnest Money shall be returned by the Escrow Agent to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations. If Purchaser fails to timely provide the Termination Notice in accordance with the preceding sentence, then (a) for purposes of this Agreement, the Due Diligence Receipt Date shall be deemed to be the fifth (5th) business day after the date by which the Due Diligence Delivery Notice or the Missing Due Diligence Notice and/or the Missing Due Diligence Items, as the case may be, was due (but not provided), and (b) Purchaser shall be deemed to have waived its rights to terminate this Agreement pursuant to this Section 4.1.

4.1.1 Approval Period. During the period commencing on the Effective Date and expiring at 5:00 p.m. Central Time on the forty fifth (45th) day following the Due Diligence Receipt Date (the “Approval Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a) Purchaser’s being satisfied, in Purchaser’s sole discretion, that the Property is suitable for Purchaser’s intended use; and

(b) Purchaser’s being satisfied, in Purchaser’s sole discretion, with all of the Due Diligence Items.

Purchaser may (but shall not be obligated to) terminate this Agreement by delivering written notice of such termination to Seller at any time prior to the expiration of the Approval Period, if, in Purchaser’s sole and absolute discretion, Purchaser decides not to consummate the purchase of the Property contemplated hereby. In such event, this Agreement will terminate as of the date of such notice, the Escrow Agent shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations. If, in Purchaser’s sole and absolute discretion, Purchaser determines that it desires to consummate the purchase of the Property contemplated hereby, then Purchaser will give written notice thereof (the “Closing Notice”) to Seller, prior to the expiration of the Approval Period. In the event that Purchaser provides Seller with the Closing Notice, then Purchaser will be deemed to have waived its termination rights under this Section 4.1.1, and the parties will proceed to Closing, subject to all other terms and conditions of this Agreement. If Purchaser does not give Seller the Closing Notice prior to the expiration of the Approval Period and has not previously terminated this Agreement by written notice to Seller, then this Agreement automatically shall terminate upon the expiration of the Approval Period, and, in such event, immediately following written request to the Escrow Agent from Purchaser, the Escrow Agent shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations.

4.1.2 Title Commitment. Seller shall convey good and indefeasible fee simple title to the Land and Improvements and insurable easements (the “Real Estate”) to Purchaser at Closing, subject only to the “Permitted Encumbrances” (defined below). Within five (5) days following the Effective Date, Seller shall obtain, at its sole cost and expense, and deliver to Purchaser, a title commitment (the “Title Commitment”) for a form ALTA Owner’s Policy of Title Insurance (the “Title Policy”) in the amount of the Purchase Price, issued by the Escrow Agent on behalf of the Title Company, insuring good and marketable fee simple title to the Real Estate, together with legible copies of all exceptions listed therein. Purchaser shall have ten (10) days following its receipt of the Title Commitment, legible copies of all exceptions listed therein and the “Survey” (defined below), but no later than five (5) days prior to the expiration of the Approval Period, to deliver to Seller written notice of Purchaser’s objections to title (the “Title Objection Letter”). Seller shall have the right, but not the obligation, to cure Purchaser’s objections to title; subject, however, to Seller’s obligation to remove all “Monetary Liens” (as defined below) by Closing. Seller shall notify Purchaser in writing within five (5) days following Seller’s receipt of the Title Objection Letter concerning which title objections, if any, Seller has agreed to cure. In the event that Seller does not undertake to cure all of the objections in the Title Objection Letter to Purchaser’s sole satisfaction (or does not timely respond to the Title Objection Letter), then Purchaser shall have the right for five (5) days after receipt of Seller’s response to the Title Objection Letter (or five (5) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection in writing and proceed to Closing (in which event such waived title objection shall be deemed to be a “Permitted Encumbrance”, as defined below), or (ii) terminate this Agreement upon written notice to Seller and receive an immediate refund of the Earnest Money, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, in which event neither party hereto shall have any further rights or obligations under this Agreement except for the Surviving Obligations. All exceptions set forth in Schedule B of the Title Commitment (excluding preprinted exceptions) which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing) are herein collectively called the “Permitted Encumbrances”. In the event that any update to the Title Commitment or Survey indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which were not shown in the initial Title Commitment or Survey and that are unacceptable to Purchaser, in its sole discretion, Purchaser shall within five (5) days after receipt of any such update to the Title Commitment or Survey notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”). Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner satisfactory to Purchaser (i) any Unacceptable Encumbrances that arise by, through or under Seller, (ii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens or monetary judgments that appear on the Title Commitment, and (iii) any liens or notices of violation issued by a governmental entity which could, if not cured, become a lien against the Property (“Monetary Liens”). In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Purchaser (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Seller in accordance with the preceding sentence), Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto. Upon a termination of this Agreement pursuant to the immediately preceding sentence, the Earnest Money shall be returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder other than the Surviving Obligations.

4.1.3 Survey. Purchaser shall obtain, at its sole cost and expense, a current, as-built survey of the Real Estate prepared by a registered surveyor acceptable to Purchaser (the “Survey”), which may be an update of the existing survey delivered by Seller to Purchaser pursuant to Section 4.1 above.

4.1.4 Contracts. Purchaser shall notify Seller prior to the expiration of the Approval Period which of the “Contracts” (as defined below) Purchaser will require Seller to cancel at Closing (the “Rejected Contracts”), and Seller hereby agrees to cancel same not later than Closing, at Seller’s sole cost and expense. Additionally, any Contracts which are not assignable shall be the sole responsibility of Seller, shall be cancelled by Seller on or before Closing, and Seller shall and hereby agrees to indemnify Purchaser for, from and against any and all liability relating thereto, which indemnification obligation expressly shall survive Closing.

4.2 Inspection. During the Approval Period, at any time and from time to time during normal business hours (and thereafter through the Closing Date), Purchaser may inspect, test, and survey: (a) the Real Estate and any and all portions thereof, including physical and mechanical inspections, (b) all financial and other records pertaining to the operation of the Property, including, but not limited to, all books, records, documents, accounting and management reports of Seller, and (c) originals of all Leases and Contracts. Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment, which shall require no consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing. Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, tests and surveys, including obtaining all necessary tenant consents and/or providing adequate notice to tenants regarding Purchaser’s entry into leased areas on the Property, and making available during normal business hours all relevant personnel to answer any questions which Purchaser may have regarding the Property. Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Seller harmless for, from and against all claims for bodily injury or property damage which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, which obligation of indemnification shall survive the Closing or termination of this Agreement. Notwithstanding the foregoing, Purchaser shall have no liability with respect to matters relating to any pre-existing conditions on the Property. Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Seller with evidence that Purchaser maintains a policy of general liability insurance providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of not less than $1,000,000, naming Seller as an additional insured. All entries onto the Property by Purchaser shall be preceded by not less than 24 hours prior notice to Seller, which may be verbal, and Seller shall be entitled to have a representative present at all such entries.

4.3 Seller’s Representations and Warranties.

(a) Seller represents and warrants to Purchaser that:

(i) Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement,

(ii) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound,

(iii) there is no existing or pending (or to Seller’s knowledge threatened) litigation affecting Seller or the Property,

(iv) Seller has no Actual Knowledge of, and has not received any written notice of, any violation of any governmental requirements (including “Environmental Requirements”, as defined below) concerning the Property, which have not been remedied,

(v) Seller has no Actual Knowledge of, and has not received, with respect to the Property, written notice from any governmental authority regarding, any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements,

(vi) to Seller’s Actual Knowledge the list of contracts attached hereto as Exhibit “E” (the “Contracts”), is a true, correct and complete list of all service contracts, equipment leases and/or maintenance agreements affecting the Property, and there are no other such agreements affecting the Property that will survive Closing,

(vii) Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,

(viii) to Seller’s Actual Knowledge, except for those tenants in possession of the Property under written leases for space in the Property, as shown on the rent roll attached hereto as Exhibit “F” (the “Rent Roll”), there are no parties in possession of, or claiming any possession to, any portion of the Property,

(ix) to Seller’s Actual Knowledge, no leases have been or shall be entered into with any party that, directly or indirectly, has an ownership interest in Seller, or is otherwise in any manner affiliated with Seller (an “Affiliate”). Additionally, to Seller’s Actual Knowledge, all existing leases have been (and all future leases shall be) entered into only with third parties that are unknown to Seller, any Affiliate of Seller, and their respective officers, directors, principals, managers, members, partners, shareholders, agents and/or representatives.

(x) at Closing there will be no unpaid bills or claims in connection with any repair of the Property by or on behalf of Seller that could result in the filing of a lien against the Property,

(xi) to Seller’s Actual Knowledge, the Rent Roll (which is effective as of the date indicated thereon), and as the same shall be updated and recertified at Closing by Seller, is and shall be true, correct and complete in all material respects and no concessions, discounts or other periods of free or discounted rent have been given other than those reflected on such Rent Roll,

(xii) Seller has no Actual Knowledge, and has received no notice, regarding any environmental contamination on, at or adjacent to the Property,

(xiii) Seller has not received any written or, to Seller’s Actual Knowledge, verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action which has been formally accepted as sufficient by such authority or insurer,

(xiv) there are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing,

(xv) to Seller’s Actual Knowledge, the financial statements delivered by Seller to Purchaser pursuant to Section 4.1 hereof, and all other information delivered by Seller to Purchaser pursuant to Section 4.1 hereof, are true, correct and complete in all material respects.

(xvi) to Seller’s Actual Knowledge, the Improvements are free from the presence or suspected presence of any form of mold, including those producing mycotoxins, specifically including, but not limited to, Aspergillus, Penicillium, and Stachybotrys,

(xvii) to Seller’s Actual Knowledge: there are no underground storage tanks located on or under the Land other than dry wells used for storm water runoff, there are no conditions on, at or relating to the Property which are in non-compliance with “Environmental Requirements” (as defined below), and there are no “Hazardous Materials” (as defined below) on, in or under the Land in quantities that require reporting, investigation or remediation under Environmental Requirements,

(xviii) To Seller’s Actual Knowledge, Seller has obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Real Estate and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof; and additionally, to Seller’s Actual Knowledge, the Real Estate is legally compliant and conforming with all applicable zoning laws, rules and regulations, and

(xix) Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Foreign Asset Orders”). Neither Seller nor any beneficial owner of Seller (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Foreign Asset Orders (such lists are collectively referred to as the “OFAC Lists”) or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

(b) As used in this Agreement, the term “Actual Knowledge” (or words of similar import) shall, when used with respect to Seller, mean the present, current, actual, conscious (and not constructive, imputed or implied) knowledge of Donald L. Valk without any duty to conduct any investigation or inquiry of any kind. Seller represents and warrants that Donald L. Valk is the individual within Seller’s business organization that is most knowledgeable with respect to the Property.

(c) Seller shall deliver a certificate to Purchaser at Closing recertifying all of the foregoing representations and warranties to Purchaser as of the Closing Date, such that all such representations and warranties shall be deemed made to Purchaser as of the Closing Date. All of the foregoing representations and warranties expressly shall survive the Closing, except for those set forth in Sections 4.3(a)(xvi) and (xvii) above (the “Limited Duration Seller Representations”) which shall survive the Closing for a period of twelve (12) months (the “Limited Duration Warranty Survival Period”). Purchaser shall notify Seller in writing of any prospective claim for breach of a representation or warranty within thirty (30) days after Purchaser has acquired actual knowledge of a breach of the relevant representation or warranty (but, with respect to the Limited Duration Seller Representations, in any event, if such notice is not provided prior to the expiration of the Limited Duration Warranty Survival Period, such claims shall be irrevocably and unconditionally barred). Even if notice of a prospective claim is timely given, any legal action with respect to a claim for breach of any of the Limited Duration Seller Representations shall be filed with a court of proper jurisdiction, if at all, not later than thirty (30) days after the conclusion of the Limited Duration Warranty Survival Period, or thereafter be irrevocably and unconditionally barred.

(d) For purposes of this Agreement, “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any radioactive material, including any “source material”, “special nuclear material” or “byproduct material”, as now or hereafter defined in 42 U.S.C. §2011 et seq.; (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under “Environmental Requirements” (as defined below) or the common law, or any other applicable laws relating to the Property, and (x) any “hazardous substance” as now or hereafter defined in the Arizona Environmental Quality Act (Title 49, Arizona Revised Statutes). Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass. Further, for purposes of this Agreement, “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

(e) DISCLAIMER OF WARRANTIES. EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS OF SELLER AS SET FORTH HEREIN AND THOSE IN EITHER THE DEED OR ANY OTHER DOCUMENT DELIVERED BY SELLER AT CLOSING, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING: (i) THE NATURE AND CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (ii) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT; (iii) THE EXISTENCE OR NONEXISTENCE OF ANY ENVIRONMENTAL HAZARDS OR CONDITIONS (INCLUDING BUT NOT LIMITED TO THE PRESENCE OF ASBESTOS OR OTHER HAZARDOUS MATERIALS) OR COMPLIANCE WITH APPLICABLE ENVIRONMENTAL LAWS, RULES OR REGULATIONS; AND (iv) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY LAWS, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL ENTITY OR BODY, INCLUDING WITHOUT LIMITATION, ZONING, ENVIRONMENTAL AND LAND USE LAWS AND REGULATIONS. PURCHASER ACKNOWLEDGES THAT IT WILL INSPECT THE PROPERTY AND PURCHASER WILL RELY SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN OR IN THE DEED OR ANY OTHER DOCUMENT DELIVERED BY SELLER AT CLOSING, AND NOT ON ANY OTHER INFORMATION PROVIDED OR TO BE PROVIDED FOR OR ON BEHALF OF SELLER, PURCHASER HEREBY EXPRESSLY DISCLAIMS RELIANCE UPON SELLER’S REPRESENTATION AND WARRANTIES OR DOCUMENTS OR INFORMATION MADE OR PROVIDED TO PURCHASER, EITHER BEFORE OR AFTER THE EFFECTIVE DATE OF THIS AGREEMENT EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR IN THE DEED OR ANY OTHER DOUCMENT DELIVERED BY SELLER AT CLOSING. PURCHASER FURTHER ACKNOWLEDGES THAT THE INFORMATION PROVIDED AND TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND, EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS OF SELLER AS SET FORTH HEREIN AND THOSE IN EITHER THE DEED OR ANY OTHER DOCUMENT DELIVERED BY SELLER AT CLOSING, SELLER (1) HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICTION OF SUCH INFORMATION AND (2) DOES NOT MAKE ANY REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN OR IN THE DEED OR ANY OTHER DOCUMENT DELIVERED BY SELLER AT CLOSING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, ELIGIBILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PROPERTY OR ANY PORTION THEREOF.

4.4 Conditions Precedent to Closing. It shall be a condition precedent to Purchaser’s obligations to consummate this transaction that (a) all representations and warranties made herein by Seller are true and correct in all material respects as of the Closing Date, and all covenants made by Seller herein are fully complied with, (b) as of the Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings that could adversely affect the Property, including the operation or value thereof, or Seller’s ability to perform its obligations under this Agreement, and (c) as of the Closing Date, there shall have been no material adverse change after the expiration of the Approval Period in the physical condition of the Property, other than as contemplated in Article 7 below, or the Due Diligence Items, failing any of which, Purchaser, at its option, and in addition to any other remedy available, shall be entitled to terminate this Agreement and receive a return of the Earnest Money.

5.

COVENANTS OF SELLER

5.1 Insurance. From the Effective Date through and including the Closing Date, Seller agrees to keep the Property insured for its replacement cost under its current policies against fire and other hazards covered by extended coverage endorsement and carry commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, in an amount not less than One Million and no/100 Dollars with a Two Million and no/100 Dollars ($2,000,000.00) umbrella, and to pay all premiums for such insurance prior to the applicable due dates.

5.2 Maintenance of Property. From the Effective Date through and including the Closing Date, Seller agrees to maintain the Property in the normal course of business substantially in accordance with Seller’s current practices with respect to the Property, normal wear and tear excepted.

5.3 Third-Party Contracts. From the Effective Date through and including the Closing Date, Seller agrees to enter into only those third-party contracts which are necessary to carry out its obligations under Section 5.2, which shall be on market terms and cancellable on thirty (30) days written notice or less, without payment of any fee or penalty. Copies of all such contracts so entered into by Seller shall be promptly provided by Seller to Purchaser.

5.4 Leasing of Property. From the Effective Date through and including the Closing Date, Seller agrees to lease the Property in the normal course of business substantially in accordance with Seller’s current practice and not amend, terminate or accept the surrender of the Tower Leases and Billboard Leases, if any, without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s sole discretion. All tenant leases entered into by Seller following the Effective Date shall be on a month to month basis unless otherwise agreed upon in writing by Purchaser, in its sole discretion.

5.5 Listing of Property for Sale. From the Effective Date through and including the Closing Date, Seller agrees to not list, verbally or in writing, the Property with any broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements, including back-up contracts, regarding any disposition of the Property.

5.6 Obligation to Provide Notices. Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, the Property.

5.7 Auction. Not more than forty five (45) days prior to Closing, Seller will conduct an auction for all units seventy-five (75) days or more past due. All auctions shall be conducted in accordance with the laws of the State of Arizona. Seller will hold Purchaser and Purchaser’s agents and representatives harmless from any legal actions brought by any tenant as a result of any such auction or any other action of Seller with regard to the sale of a tenant’s property during the period Seller owned the Property. Seller’s obligations under the immediately preceding sentence expressly shall survive Closing.

5.8 Property Apartments. In the event the Property contains one or more apartments (collectively, the “Property Apartments”, whether one or more), whether for the use of the property manager or otherwise, Seller shall (i) cause all tenants and other occupants of the Property Apartments to vacate same not later than Closing, (ii) deliver possession of the Property Apartments to Purchaser at Closing, in good condition, free and clear of the claims of any tenants or other existing tenancies, and not otherwise subject to the rights or claims of any third party, and (iii) indemnify and hold Purchaser harmless for, from and against any claims, causes of action, loss, cost or expense incurred by Purchaser with respect to the Property Apartments. Seller’s obligations contained in this Section 5.8 expressly shall survive Closing for a period of one (1) year, after which Purchaser shall be unconditionally barred from bringing a claim against Seller for violation of this Section 5.8.

5.9 INTENTIONALLY DELETED

5.10 Assignment of Subcontractor Warranties. At the Closing, Seller shall assign to Purchaser, pursuant to an Assignment of Subcontractor Warranties in form attached hereto as Exhibit “G” and incorporated herein (the “Assignment of Subcontractor Warranties”), all of Seller’s rights with respect to the “Subcontractor Warranties” (as defined in the Assignment of Subcontractor Warranties).

5.11 INTENTIONALLY DELETED.

5.12 INTENTIONALLY DELETED

6.

CLOSING

6.1 Closing. Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been properly and timely terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, on the date (the “Closing Date”) that is ten (10) days following the expiration of the Approval Period. Seller and Purchaser agree that the Closing shall be consummated through an escrow closing with the Escrow Agent acting as escrow agent, and neither party need be present at Closing.

6.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases.

6.3 Proration. All rents, other amounts payable by the tenants under the Leases and the Tower Leases and Billboard Leases, if any, and all other income with respect to the Property for the month in which the Closing occurs, to the extent collected by Seller on or before the Closing Date, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date. To the extent any such rents, real estate taxes, personal property taxes and other assessments with respect to the Property are unknown or otherwise not accounted for at Closing Seller’s obligation to pay its prorata share of said amounts (as calculated in accordance with the previous sentence) to Purchaser shall survive Closing. Should any rollback or similar taxes be due and payable on or after Closing with respect to the transaction contemplated hereby, such taxes shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and hold Purchaser harmless for, from and against any such taxes, which obligations of Seller expressly shall survive Closing. Utilities shall be canceled by Seller and reestablished in Purchaser’s name on the Closing Date, if possible; otherwise utilities shall be prorated at Closing. Any amounts unpaid under the Contracts which Purchaser elects to assume at Closing shall be prorated between Seller and Purchaser at Closing.

(a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and the Tower Leases and Billboard Leases, if any, and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income at Closing shall be upon the basis of such rents, other amounts and other income actually received by Seller as of Closing, with Purchaser receiving the portion of all such rentals and other amounts attributable to the period from and after Closing, with the parties agreeing to true-up such proration, to the extent necessary to cause an accurate proration of such income, within ten (10) business days following Closing. For a period of thirty (30) days following Closing, if any rents which are delinquent as of Closing are actually received by Purchaser, in good funds, all such amounts shall first be applied to post-closing rents and other amounts due to Purchaser for the period from and after Closing, and the balance shall be paid by Purchaser to Seller within thirty (30) days following Purchaser’s receipt thereof, to the extent, and only to the extent of any rental delinquencies owed by any such tenant to Seller for the period prior to Closing. Notwithstanding the foregoing provisions of this Section 6.3(a), all rentals that are received by Purchaser more than thirty (30) days following Closing shall be retained by Purchaser, and Seller shall have no rights with respect thereto. If, subsequent to the Closing, any rents or other income are actually received by Seller, Seller shall immediately remit the same, or Purchaser’s prorata share thereof calculated as aforesaid, to Purchaser. Seller agrees that, after the Closing, it shall not file any eviction action in an effort to collect any outstanding rents that remain owing to Seller after the Closing.

(b) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuation. The proration shall allow for any available discount. Subsequent to the Closing, when the tax rate and the assessed valuation of the Property are fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation expressly shall survive Closing.

(c) Seller shall pay all assessments, contributions, fees and related charges required to be paid upon transfer of the Property pursuant to any declaration or restriction affecting the Property.

(d) In the event any prorations made at Closing pursuant to this Section 6.3 are determined after Closing to be incorrect, the parties agree to promptly correct such error.

The terms and provisions of this Section 6.3 shall expressly survive Closing.

6.4 Closing Costs and Credits. Purchaser shall pay, on the Closing Date, (a) one-half of any escrow fees and other customary charges of the Escrow Agent, (b) one half of all recording costs relating to the Deed, (c) all title insurance costs relating to extended coverage and/or any endorsements desired by Purchaser with respect to the Title Policy, (d) all costs relating to the Survey, (e) one-half of all state transfer/stamp fees, and county or municipal fees related to the transfer of the Property; and (f) the fees of Purchaser’s counsel. Seller shall pay, on the Closing Date, (t) one-half of any escrow fees and other customary charges of the Escrow Agent, (u) one half of all recording costs relating to the Deed, (v) all costs relating to the termination of Seller’s property management agreement, including any early termination fees, (w) all title insurance costs relating to the standard coverage Title Policy in the amount of the Purchase Price, including mechanic’s lien coverage, (x) all costs and expenses relating to retirement of any and all indebtedness secured by the Property, including without limitation prepayment penalties, yield maintenance fees, defeasance costs and the costs of recording all mortgage cancellations and reconveyances of deeds of trust, and (y) one-half of all state transfer/stamp fees, and county or municipal fees related to the transfer of the Property; (z) the fees of Seller’s counsel. Purchaser shall receive a credit at Closing for all security deposits made by tenants under the Leases and for any prepaid rents and other amounts related to months following the month in which Closing occurs. Additionally, on the Closing Date, Seller shall leave petty cash in the amount of Three Hundred and no/100 Dollars ($300.00) on site at the Property, which amount shall be reimbursed by Purchaser to Seller at Closing as a credit in favor of Seller on the closing statement.

6.5 Seller’s Obligations at the Closing. At the Closing, or at such other time as indicated below, Seller shall take such action as the Escrow Agent reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser) the following:

(a) Deed. Special Warranty Deed (the “Deed”) conveying the Land and the Improvements to Purchaser, in the form attached to this Agreement as Exhibit “B”, subject only to the Permitted Encumbrances. The description of the Land provided with the Survey shall be the description used in the Deed.

(b) Assignment of Personal Property, Service Contracts, Warranties and Leases. An Assignment of Personal Property, Service Contracts, Warranties and Leases (the “Assignment”), in the form attached to this Agreement as Exhibit “C”.

(c) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Escrow Agent to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(d) Foreign Person. An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(e) Leases. The originals of all of the Leases, and the Tower Leases and Billboard Leases, if any.

(f) Contracts. The originals of all of the Contracts other than Rejected Contracts, and evidence that all Rejected Contracts have been cancelled.

(g) Termination of Management Agreement. Evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, and duly executed by Seller and the property manager.

(h) Affidavit. An affidavit in the form required by the Escrow Agent to remove any standard exceptions from the Title Policy, including mechanics’ liens, parties in possession and similar matters, together with a GAP Indemnity.

(i) Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.3(a).

(j) Title Policy. The Title Policy, issued by the Escrow Agent on behalf of the Title Company, in the form required by this Agreement; provided that in the event the Title Policy is not available at Closing, then the Escrow Agent shall provide Purchaser at Closing, at Purchaser’s option, with either (i) a “marked title commitment”, committing to issue the Title Policy in the form required by this Agreement, or (ii) a proforma owner’s title policy, with the Title Policy to be delivered to Purchaser as promptly after Closing as reasonably possible.

(k) Motor Vehicles. Certificates of title, or such other instruments of assignment as may be necessary to transfer title to the Motor Vehicles, if any, to Purchaser at Closing.

(l) Tax Clearance Letters. Clean “tax clearance” letters, as current as possible, but in no event dated earlier than five (5) days prior to the Closing Date, confirming the payment of any sales or transaction privilege tax from each applicable sales taxing authority (state, county and city) with respect to the Property; provided, further, however, that if Seller is not able to provide at Closing such tax clearance letters despite using commercially reasonable efforts, Seller shall (i) provide such other proof of payment of all sales, contracting and/or transaction privilege taxes due to the State of Arizona, County of Maricopa, and the City of Phoenix from all activity undertaken for or on behalf of Seller on the Property, and (ii) escrow such funds at Closing as Purchaser determines are reasonably required to cover the amount of any unpaid taxes, pursuant to an escrow agreement in form reasonably acceptable to Seller and Purchaser, which escrowed funds shall be released to Seller upon delivery of the tax clearance letters.

(m) Affidavit of Value. An Affidavit of Property Value with respect to the Deed, in the form required by Arizona Revised Statute 11-1133, which shall be recorded at Closing together with the Deed.

(n) The Assignment of Subcontractor Warranties executed by Contractor.

(o) Seller’s Closing Statement. Seller shall execute and deliver to the Title Company a Seller’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Seller.

6.6 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price (net of Earnest Money to be applied against the Purchase Price, and subject to adjustment in connection with prorations, credits and charges hereunder), payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Agent.

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Agent to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.

(c) Affidavit of Value. An Affidavit of Property Value with respect to the Deed, in the form required by Arizona Revised Statute 11-1133, which shall be recorded at Closing together with the Deed.

(d) The Assignment of Contractor Warranties executed by Purchaser.

(e) The Assignment of Subcontractor Warranties executed by Purchaser.

(f) The Assignment of Architect’s Warranties executed by Purchaser.

(g) Purchaser’s Closing Statement. Purchaser shall execute and deliver to the Title Company a Purchaser’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Purchaser.

7.

RISK OF LOSS

7.1 Condemnation. If, prior to the Closing, action is initiated to take all or any portion of the Property, by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2 Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property suffers any damage equal to or in excess of Seventy Five Thousand and no/100 Dollars ($75,000.00) prior to the Closing from fire or other casualty, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss. If the Property suffers any damage less than Seventy Five Thousand and no/100 Dollars ($75,000.00) prior to the Closing, Purchaser will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, plus receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy, and (ii) the amount of any uninsured or underinsured loss, and there shall be no other reduction in the Purchase Price.

8.

DEFAULT

8.1 Breach by Seller. Subject to Section 8.3 below, in the event that Seller breaches any of its covenants, representations or warranties set forth in this Agreement, including failure by Seller to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser shall be entitled to either (i) pursue the remedy of specific performance of Seller’s obligations under this Agreement; provided, however, that in the event specific performance for any reason is not available, then Purchaser shall be entitled to recover damages from Seller as described in Section 8.1(ii) below, or (ii) terminate this Agreement, receive a refund of the Earnest Money, and pursue an action against Seller to recover any and all actual damages incurred directly or indirectly by Purchaser and/or any affiliates of Purchaser in connection with the transaction contemplated by this Agreement, excluding consequential damages, punitive damages and lost profits, and in any event not to exceed $200,000.00.

8.2 Breach by Purchaser. Subject to Section 8.3 below, in the event that Purchaser breaches any of its covenants, representations or warranties set forth in this Agreement, including failure by Purchaser to consummate this Agreement for any reason, except Seller’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Seller, as its sole and exclusive remedy, may terminate this Agreement and thereupon shall be entitled to receive the Earnest Money as liquidated damages (and not as a penalty). Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that the Earnest Money represents a reasonable forecast of such damages.

8.3 Notice and Cure. In the event Seller or Purchaser fails to perform any of its obligations under this Agreement, the non-defaulting party shall provide the defaulting party with notice and five (5) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure shall be provided with respect to a party’s default in failing to timely close, or with respect to any party’s anticipatory breach of this Agreement, and (ii) in no event shall any such notice and cure period result in an extension of the Closing Date.

9.

MISCELLANEOUS

9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile or email addresses notice shall be sent, by one of the other permitted methods of providing notice, on the next succeeding business day, or (e) on the date delivered by electronic mail to the respective e-mail addresses specified below, provided that any such electronic mail notice shall be sent, by one of the other permitted methods of providing notice, on the next succeeding business day. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Seller:	VLC Enterprises, LLC
4000 N. MacArthur Blvd., Ste. A132
Irving, Texas 75038
Attn: Don Valk

Tel: (972) 717-7666
Fax: (972) 7172666
Email: jake@theassuredgroup.com

with a copy to:	Holmes Firm PC
14911 Quorum Drive, Suite 340
Dallas, Texas 75254
Attn: Ronald L. Holmes
Tel: (469) 317-3470
Fax: (469) 916-7705
Email: ron@theholmesfirm.com

If to Purchaser:	SST II Acquisitions, LLC

10 Terrace Road
Ladera Ranch, CA 92694
Attn: H. Michael Schwartz
Tel: (949) 429-6600
Fax: (949) 429-6606
Email: hms@sam.com

with copies to:	SST II Acquisitions, LLC

8235 Douglas Avenue, #1250
Dallas, Texas 75225
Attn: Wayne Johnson
Tel: (214) 217-9797
Fax: (949) 429-6606
Email: wjohnson@smartstop.com ; and

Flynn Law Offices, P.C. 1133 Airline, Suite 2201
Grapevine, Texas 76051
Attn: Scott Flynn, Esq.
Tel: (817) 203-2257
Fax: (682) 267-0407
Email: sflynn@mastromersky.com

If to Escrow Agent:	Commonwealth Land Title Company
4100 Newport Place Drive, Suite 120
Newport Beach, CA 92660
Attn: Kelly Ralph
Tel: (949) 724-3142
Fax: (714) 459-7199
Email: kelly.ralph@cltic.com

9.2 Real Estate Commissions. Pursuant to a separate written agreement, Seller has agreed to pay Quantum Property Advisors (“Broker”) a real estate commission upon consummation of the transaction contemplated by this Agreement. Except for Seller’s agreement with Broker, neither Seller nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend and hold harmless Seller for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend and hold harmless Purchaser for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, including Broker. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Arizona, then, in such event, the final date of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7 Governing Law. This Agreement shall be governed by the laws of the State of Arizona and the laws of the United States pertaining to transactions in such State.

9.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, without Seller’s consent, one or more times, to (i) an affiliate of Purchaser, (ii) an entity in which SmartStop OP, L.P., a Delaware limited partnership, SmartStop Self Storage REIT, Inc., a Maryland corporation, SS Growth Operating Partnership II, L.P., a Delaware limited partnership, Strategic Storage Growth Trust II, Inc., a Maryland corporation, Strategic Storage Trust IV, Inc., a Maryland corporation, Strategic Storage Operating Partnership IV, L.P., a Delaware limited partnership, and/or Strategic Storage Trust VI, Inc., a Maryland corporation, and/or Strategic Storage Operating Partnership VI, L.P., a Delaware limited partnership, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee; provided, however, that, until the consummation of the Closing, no such assignment shall release or relieve Purchaser of any liability hereunder, or (v) a partnership or joint venture in which the Purchaser, or any entity described in paragraphs (i) through (iv) above, has an interest. Additionally, Seller shall be prohibited from assigning all or any portion of its rights under this Agreement, including its rights in and to all or any portion of the Earnest Money, except for such an assignment occurring contemporaneously with closing hereunder, as may be necessary for Seller to effect a tax-deferred exchange pursuant to Section 9.14 below.

9.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit.

9.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; and in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile and/or electronic signature pages shall be effective for purposes of this Section 9.11.

9.12 Effective Date. For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof, unless this Agreement is executed by Seller and Purchaser on the same date, in which event such same date shall constitute the Effective Date.

9.13 Exhibits. The following schedules and exhibits are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

(a) Schedule A, List of Due Diligence Items

(b)	Schedule B, Cellular Tower Leases

(c)	Schedule C, Billboard Leases

(d)	Exhibit A, Legal description of the Land

(e)	Exhibit B, Form of the Deed

(f)	Exhibit C, Form of the Assignment

(g)	Exhibit D, List of Personal Property

(h)	Exhibit E, List of Contracts

(i)	Exhibit F, Rent Roll

(j)	Exhibit G, Digital Assets

(k)	Exhibit H, Letter of Representation

(l)	Exhibit I, Assignment of Subcontractor Warranties

9.14 Tax-Deferred Exchange. Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange. Notwithstanding the foregoing, neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party.

9.15 Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall be made by or on behalf of Seller or Purchaser which discloses the Purchase Price or any other economic terms of this transaction, and each party agrees to use commercially reasonable efforts to prevent disclosure of any such restricted information by any third party. Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and (iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with (a) any court order, (b) the directive of any applicable governmental authority, or (c) any applicable securities law, rule and/or regulation. The provisions of this Section 9.15 shall survive Closing or any termination of this Agreement for a period of one (1) year, after which, Purchaser shall be unconditionally barred from bringing a claim against Seller for violation of this Section 9.15.

9.16 Independent Consideration. Contemporaneously with the execution hereof, Purchaser shall deliver to Seller the sum of One Hundred and no/100 Dollars ($100.00), representing independent consideration for the Approval Period and Purchaser’s right to terminate this Contract during the Approval Period.

9.17 INTENTIONALLY DELETED

9.18 Non-Competition. Seller shall deliver a non-compete agreement (the “Non-Compete Agreement”) to Purchaser at Closing in form and content satisfactory to Purchaser executed by Seller, Don Valk and B. Gilbert Lara, Jr. (collectively, the “Restricted Parties”). The Non-Compete Agreement shall provide that neither the Restricted Parties nor any of their respective principals, partners, members, managers, directors, officers, shareholders and/or affiliates may directly or indirectly develop, own, lease, manage or operate a self storage facility for a period of three (3) years subsequent to the Closing within a three (3) mile radius of the Property.

9.19 Cooperation with Purchaser’s Auditors and SEC Filing Requirements. From the Effective Date through and including seventy five (75) days after the Closing Date, Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, the books and records with respect to the ownership, management, maintenance and operation of the Property which are in Seller’s possession or under Seller’s control and shall furnish Purchaser, at Purchaser’s expense, with such additional non-proprietary information concerning the same as Purchaser shall reasonably request and which is in the possession or control of Seller, or any of its affiliates or accountants, to assist Purchaser or its assignee, to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (BDO USA, LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the calendar year prior to Closing (or to the date of Closing) , and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation substantially in the form attached hereto as Exhibit “H” (the “Representation Letter”), and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by

Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, or its and accountants, at no cost to Seller, and in the format that Seller (or its affiliates or accountants) have maintained such information, and (iii) Seller and Purchaser acknowledge and agree that the Representation Letter is not intended to expand, extend, supplement or increase the representations and warranties made by Seller to Purchaser pursuant to the terms and provisions of this Agreement or to expose Seller to any risk of liability to third parties.

The provisions of this Section 9.19 shall survive Closing for a period of seventy-five (75) days.

9.20 INTENTIONALLY DELETED

9.21 Environmental. In the event that Purchaser determines, prior to Closing, that there are conditions on, at or relating to the Property which are in non-compliance with Environmental Requirements or the possibility that Hazardous Materials may exist on or under the Property that will require remediation under any applicable federal or state laws, then, notwithstanding anything to the contrary contained herein, so long as such matters first occur following the Approval Period and are not caused by the actions or omissions of Purchaser or its agents, consultants, contractors or others on behalf of Purchaser, Purchaser may terminate this Agreement on or before the Closing Date upon written notice to Seller, in which event, the Earnest Money shall be immediately returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any instructions to the contrary which might be provided by Seller, and thereafter neither party hereto shall have any further rights or obligations under this Agreement except for the Surviving Obligations.

9.22 INTENTIONALLY DELETED

9.23 Speculative Builder Tax. Seller agrees that at Closing Seller shall fund a cash escrow with the Escrow Agent for the benefit of Purchaser in an amount equal to 110% of the estimated speculative builder tax imposed by the City of Phoenix, Arizona, on the construction and sale of the Property (the “Builder Tax”). In order to establish the projected Builder Tax, Seller agrees to provide Purchaser, at Purchaser’s request and for Purchaser’s review and approval, not later than five (5) business days prior to Closing, with Seller’s estimate of the Builder Tax, together with appropriate back-up for Seller’s calculation of same. The Escrow Agent shall hold 110% of the projected Builder Tax amount agreed to by Purchaser in escrow from and after Closing until such time as Seller delivers to Purchaser and Escrow Agent evidence that the actual Builder Tax is paid by Seller, including, without limitation, a tax clearance letter confirming that the Builder Tax has been paid in full, at which time the escrowed funds shall be released to Seller. The terms of the foregoing escrow shall be set forth in an escrow agreement, the form of which shall be reasonably acceptable to Seller, Purchaser and Escrow Agent, and which escrow agreement shall be executed and delivered by Seller, Purchaser and Escrow Agent at Closing. Seller shall indemnify, defend and hold Purchaser harmless for, from and against all claims for the Builder Tax which may be asserted against Purchaser, which obligation of indemnification shall survive the Closing or termination of this Agreement.

[Signature page to follow and remainder of page intentionally left blank]

Executed to be effective as of the Effective Date.

SELLER:

VLC Enterprises, LLC, an Arizona limited liability company

By:	/s/ Don Valk

Name: Don Valk
Title: Manager

Date: January 13, 2021

PURCHASER:

SST II Acquisitions, LLC, a Delaware limited liability company

By:	/s/ Michael S. McClure

Name:	Michael S. McClure
Title:	CEO

Date: January 14, 2021

The undersigned Escrow Agent hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the 14 day of January, 2021, and (ii) the $200,000.00 earnest money deposit on the 19 day of January, 2021, and agrees to hold and dispose of the Earnest Money in accordance with the provisions of this Agreement. Seller and Purchaser hereby designate the Escrow Agent as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Agent, by its execution below, hereby accepts such designation.

ESCROW AGENT:

Commonwealth Land Title Company, a California corporation

By:	/s/ Kelly Ralph

Name: Kelly Ralph
Title: Commercial Escrow Officer